Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169119 June 18, 2013

Barclays Bank PLC Trigger Phoenix Autocallable Optimization Securities

$• linked to the common stock of Transocean Ltd. due on or about December 31, 2014
$• linked to the common stock of Cummins Inc. due on or about December 31, 2014

Investment Description
Trigger Phoenix Autocallable Optimization Securities (the "Securities") are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the "Issuer") linked to the performance of the common stock of a specific company (the "underlying equity"). Barclays Bank PLC will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for that quarter. Barclays Bank PLC will automatically call the Securities prior to maturity if the closing price of the underlying equity on any Observation Date is equal to or greater than the closing price of the underlying equity on the Trade Date (the "Initial Price"). If the Securities are called, Barclays Bank PLC will repay the principal amount of your Securities plus pay the contingent coupon for that quarter, and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the closing price of the underlying equity on the Final Valuation Date (the "Final Price") is equal to or greater than the Trigger Price (which is set to equal the Coupon Barrier), Barclays Bank PLC will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the Final Price of the underlying equity is less than the Trigger Price, Barclays Bank PLC will pay you less than the full principal amount of your Securities, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities, and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If Barclays Bank PLC were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates[1]

❑Contingent Coupon — Barclays Bank PLC will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will accrue or be paid for that quarter.

❑Automatic Call — Barclays Bank PLC will automatically call the Securities and repay your principal amount plus the contingent coupon otherwise due for that quarter if the closing price of the underlying equity on any quarterly Observation Date is greater than or equal to the Initial Price. If the Securities are not called, investors will have the potential for downside market exposure to the underlying equity at maturity.

❑Contingent Repayment of Principal Amount at Maturity — If you hold the Securities to maturity, the Securities have not been called on any Observation Date and the underlying equity closes at or above the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay your full principal amount. If the underlying equity closes below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the full negative Underlying Return. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

	Trade Date[3]:	June 21, 2013
	Settlement Date[3]:	June 28, 2013
	Observation Dates[2]:	Quarterly, commencing September 23, 2013
	Final Valuation Date[2]:	December 23, 2014
	Maturity Date[2]:	December 31, 2014
	[1]	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Observation Dates, including the Final Valuation Date, and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event as described under "Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.
	[3]	We expect to deliver each offering of the Notes against payment on or about the fifth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the trade date will be required, by virtue of the fact that each Security initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ''KEY RISKS'' BEGINNING ON PAGE FWP-7 AND UNDER ''RISK FACTORS'' BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings
These preliminary terms relate to two separate Trigger Phoenix Autocallable Optimization Securities we are offering. Each of the two Securities is linked to the common stock of a different company, and each of the two Securities has a different Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier as specified in the table below. The Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier for each Security will be set on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Contingent Coupon Rate*	Initial Price	Coupon Barrier	Trigger Price	CUSIP/ISIN
Common stock of Transocean Ltd.	10.00% - 13.00% per annum	[•]	75% of the Initial Price	75% of the Initial Price	06742D754/US06742D7545
Common stock of Cummins Inc.	10.00% - 13.00% per annum	[•]	75% of the Initial Price	75% of the Initial Price	06742D762/US06742D7628

	Initial Issue Price[1]		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Common stock of Transocean Ltd.	$[•]	$10.00	$[•]	$0.15	$[•]	$9.85
Common stock of Cummins Inc.	$[•]	$10.00	$[•]	$0.15	$[•]	$9.85

1 Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.60 and $9.731 per Security for Securities linked to the common stock of Transocean Ltd. and between $9.65 and $9.773 per Security for Securities linked to the common stock of Cummins Inc. In respect of each offering, the estimated value is expected to be less than the initial issue price of the Securities. See "Additional Information Regarding Our Estimated Value of the Securities" on page FWP-3 of this free writing prospectus.

See "Additional Information about Barclays Bank PLC and the Securities" on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC's direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

UBS Financial Services Inc.Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and these offerings. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm
♦	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. References to "Barclays," "Barclays Bank PLC," "we," "our" and "us" refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, "Securities" refers to the two different series of Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

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Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the Securities referenced above may not correlate on a linear basis with the ranges for the applicable Contingent Coupon Rates set forth in this free writing prospectus. We determined the size of the ranges for the Contingent Coupon Rate in respect of each offering described in this free writing prospectus based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the "Trade Date") based on prevailing market conditions on the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 4 months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the "Key Risks" beginning on page FWP-7 of this free writing prospectus.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying equity.

♦You believe the underlying equity will close at or above the applicable Coupon Barrier on the specified Observation Dates.

♦You are willing to hold securities that will be called on the earliest Observation Date on which the underlying equity closes at or above its Initial Price, or you are otherwise willing to hold such securities to maturity, a term of 18 months, and accept that there may be little or no secondary market for the Securities.

♦You understand and accept that you will not participate in any appreciation of the underlying equity, which may be significant, and are willing to make an investment whose return is limited to the applicable contingent coupon payments.

♦You would be willing to invest in the Securities if the applicable Contingent Coupon Rate were set equal to the bottom of the range specified on the cover of this free writing prospectus (the actual Contingent Coupon Rate for each Security will be determined on the Trade Date).

♦You are willing to forgo any dividends paid on the underlying equity.

♦You do not seek guaranteed current income from this investment.

♦You are willing to assume the credit risk of Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations, you may not receive any payments due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You seek an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the underlying equity.

♦You do not believe the underlying equity will close at or above the Coupon Barrier on any one of the specified Observation Dates, or you believe the underlying equity will close below the applicable Trigger Price on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation of the underlying equity and whose return is not limited to the applicable contingent coupon payments.

♦You would be unwilling to invest in the Securities if the applicable Contingent Coupon Rate were set equal to the bottom of the range specified on the cover of this free writing prospectus (the actual Contingent Coupon Rate for each Security will be determined on the Trade Date).

♦You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the underlying equity closes at or above its Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 18 months, and seek an investment for which there will be an active secondary market.

♦You prefer to receive any dividends paid on the underlying equity.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from your investment.

♦You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ''Key Risks'' on page FWP-7 as well as the ''Risk Factors'' beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

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Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 per Security (subject to minimum investment of 100 Securities)
Term[2]:	18 months, unless called earlier
Underlying Equity[3]:	The common stock of a specific company, as set forth on the cover of this free writing prospectus.
Call Feature:	The Securities will be called if the closing price of the underlying equity on any Observation Date is at or above the Initial Price. If the Securities are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the contingent coupon otherwise due on the related Coupon Payment Date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.
Observation Dates[2,4]:	The first Observation Date will occur on or about September 23, 2013; Observation Dates will occur quarterly thereafter on or about December 23, 2013, March 24, 2014, June 23, 2014, September 22, 2014 and December 23, 2014 (the "Final Valuation Date").
Call Settlement Dates:	Two (2) business days following the applicable Observation Date; provided however, if the Securities are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:

If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you the contingent coupon applicable to such Observation Date.

If the closing price of the underlying equity is less than the Coupon Barrier on any Observation Date, the contingent coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date.

The contingent coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate. The actual contingent coupons will be based upon the applicable Contingent Coupon Rate, which will be determined on the Trade Date.

Coupon Barrier:	A percentage of the Initial Price of the underlying equity, as specified on the first page of this free writing prospectus.
Coupon Payment Dates:	Two (2) business days following the applicable Observation Date; provided however, the final Coupon Payment Date will be the Maturity Date.
Contingent Coupon Rate:

The Contingent Coupon Rate per annum for the Securities linked to the common stock of Transocean Ltd. is expected to be between 10.00% and 13.00% per annum, and the Contingent Coupon Rate per annum for the Securities linked to the common stock of Cummins Inc. is expected to be between 10.00% and 13.00% per annum. The actual Contingent Coupon Rate for each Security will be determined on the Trade Date.

The table below sets forth each Observation Date and the hypothetical contingent coupon for each Security that would be payable if the closing price of the underlying equity is equal to or greater than the Coupon Barrier on such Observation Date. The table assumes a Contingent Coupon Rate of (i) 11.50% per annum for Securities linked to the common stock of Transocean Ltd., and (ii) 11.50% per annum for Securities linked to the common stock of Cummins Inc., which in each case is the midpoint of the range for the Contingent Coupon Rate. Amounts have been rounded for ease of analysis and actual amounts will be determined on the Trade Date.

Contingent Coupon (per Security)
	Observation Date[2,4]	Call Settlement Date/Coupon Payment Date[2,4]	Securities linked to the common stock of Transocean Ltd.	Securities linked to the common stock of Cummins Inc.
	September 23, 2013	September 25, 2013	$0.2875	$0.2875
	December 23, 2013	December 26, 2013	$0.2875	$0.2875
	March 24, 2014	March 26, 2014	$0.2875	$0.2875
	June 23, 2014	June 25, 2014	$0.2875	$0.2875
	September 22, 2014	September 24, 2014	$0.2875	$0.2875
	December 23, 2014	December 31, 2014	$0.2875	$0.2875
Contingent coupon payments are not guaranteed. Barclays Bank PLC will not pay a contingent coupon for any Observation Date on which the closing price of the underlying equity is less than the Coupon Barrier.
Payment at Maturity (per Security):

If the Securities are not called and the Final Price is above or equal to the Trigger Price (which equals the Coupon Barrier) on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security plus the contingent coupon otherwise due for the final quarter.

If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 x (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.

Underlying Return:	Final Price - Initial Price Initial Price
Trigger Price:	A percentage of the Initial Price of the applicable underlying equity, as specified on the first page of this free writing prospectus.
Initial Price:	The closing price of the applicable underlying equity on the Trade Date.
Final Price:	The closing price of the applicable underlying equity on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]	In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates (including the Final Valuation Date) and/or the Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
[3]	For a description of adjustments that may affect the reference asset, see "Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.
[4]	Subject to postponement in the event of a market disruption event as described under "Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.

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Investment Timeline

Trade Date	The closing price of the underlying equity (the Initial Price) is observed, the Coupon Barrier and Trigger Price are determined and the Contingent Coupon Rate is set.

Quarterly

If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you a contingent coupon payment on the applicable Coupon Payment Date.

The Securities will be called if the closing price of the underlying equity on any Observation Date is equal to or greater than the Initial Price. If the Securities are called, Barclays Bank PLC will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on the related Coupon Payment Date.

Maturity Date

The Final Price is determined as of the Final Valuation Date.

If the Securities have not been called and the Final Price is equal to or greater than the Trigger Price (which equals the Coupon Barrier), Barclays Bank PLC will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due for the final quarter.

If the Securities have not been called and the Final Price is less than the Trigger Price, Barclays Bank PLC will repay less than the principal amount, if anything, resulting in a loss of principal proportionate to the decline of the underlying equity equal to a return of:

$10.00 × (1 + Underlying Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY CONTINGENT COUPON, PAYMENTS IN RESPECT OF AN AUTOMATIC CALL AND ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Securities are not called, the Issuer will only pay you the principal amount of your Securities if the Final Price of the underlying equity is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.
♦	You may not receive any contingent coupons — Barclays Bank PLC will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on an Observation Date is less than the Coupon Barrier, Barclays Bank PLC will not pay you the contingent coupon applicable to such Observation Date. If the closing price of the underlying equity is less than the Coupon Barrier on each of the Observation Dates, Barclays Bank PLC will not pay you any contingent coupons during the term of the Securities, and you will not receive a positive return on your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.
♦	Reinvestment risk — If your Securities are called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.
♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment even if the price of the underlying equity is above the Trigger Price.
♦	Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equity — The return potential of the Securities is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the closing price of the underlying equity has equaled or exceeded the Coupon Barrier prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be exposed to the underlying equity's decline even though you cannot participate in any potential appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.
♦	Higher Contingent Coupon Rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the Trade Date that the price of the underlying equity could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for that security. However, while the Contingent Coupon Rate is set on the Trade Date, the underlying equity's volatility may change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.
♦	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including contingent coupons and payments in respect of an automatic call or any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.
♦	Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, as a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the underlying equity would have. Further, you will not participate in any appreciation of the underlying equity, which could be significant, even though you may be exposed to any decline of the underlying equity at maturity.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.

FWP-7

♦	Dealer incentives — We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.15 per Security to the principals, agents and dealers in connection with the distribution of the Securities.
♦	Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlying equity.
♦	Antidilution adjustments — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the amount payable on the Securities. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus or the prospectus supplement as necessary to achieve an equitable result.
♦	In some circumstances, the payment you receive on the Securities may be based on the stock of another company and not the underlying equity — Following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, your return on the Securities paid by Barclays Bank PLC may be based on the shares of a successor to the respective underlying equity issuer or any cash or any other assets distributed to holders of the underlying equity in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section "Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset" of the prospectus supplement.
♦	Potential Barclays Bank PLC impact on market price of underlying equity — Trading or transactions by Barclays Bank PLC or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.
♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.
♦	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities at a rate that may exceed the contingent coupon payments (if any) that you receive on the Securities and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Securities even if you do not receive any payments with respect to the Securities until redemption or maturity and (ii) require you to accrue income in respect of the Securities in excess of any contingent coupon payments you receive on the Securities. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, redemption or maturity of your Securities may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.
♦	Risks associated with non-U.S. companies — An investment in the Securities linked to the value of non-U.S. companies, such as the common stock of Transocean Ltd., which is issued by a company incorporated under the laws of Switzerland, involves risks associated with the home country of such non-U.S. company. The prices of such company's stock may be affected by political, economic, financial and social factors in its home country, including changes in such country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions.
♦	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

FWP-8

♦	The estimated value of your Securities is expected to be lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.
♦	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions' pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions which may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.
♦	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and maybe lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.
♦	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see "Additional Information Regarding Our Estimated Value of the Securities" on page FWP- 3 for further information.
♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

FWP-9

Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the assumptions as set forth below.* The "total return" as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payment per $10.00 principal amount Security over the term of the Securities to $10.00. The examples below do not take into account any tax consequences from investing in the Securities. Numbers in the examples below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	18 months
Initial Price:	$85.00
Contingent Coupon Rate:	11.50% per annum (or 2.875% per quarter)
Contingent Coupon:	$0.2875 per quarter
Observation Dates:	Observation Dates will occur quarterly as set forth under "Indicative Terms" in this free writing prospectus.
Coupon Barrier:	$63.75 (which is 75% of the Initial Price)
Trigger Price:	$63.75 (which is 75% of the Initial Price)

*	Terms used for purposes of these hypothetical examples may not represent the actual Contingent Coupon Rate per annum, Initial Price, Coupon Barrier or Trigger Price applicable to any Security offering described in this free writing prospectus. The actual Contingent Coupon Rate per annum, Initial Price, Coupon Barrier and Trigger Price applicable to each Security offering will be determined on the Trade Date. In addition, the actual Contingent Coupon Rate per annum for each Security offering may be less than the hypothetical rate used for these examples, and therefore, the actual contingent coupon that would be payable for each Observation Date on which the closing price of the underlying equity is greater than or equal to the Coupon Barrier may be less than the contingent coupons indicated below.

Example 1 — Securities are Called on the First Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$100.00	Closing price of underlying equity at or above Initial Price, Securities are called; Issuer repays principal plus pays contingent coupon payment of $0.2875 on Call Settlement Date.
Total Payment (per $10.00 Security):		$10.2875 (2.875% total return on the Securities)

Because the closing price of the underlying equity is equal to or greater than the Initial Price on the first Observation Date, the Securities are called on the first Observation Date. The Issuer will pay you on the Call Settlement Date $10.2875 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the first Observation Date. No further payments will be made on the Securities.

Example 2 — Securities are Called on the Third Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$78.00	Closing price of underlying equity below Initial Price, Securities NOT called; above Coupon Barrier, Issuer pays contingent coupon payment of $0.2875 on first Coupon Payment Date.
Second Observation Date	$53.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	$88.00	Closing price of underlying equity at or above Initial Price, Securities are called; Issuer repays principal plus pays contingent coupon payment of $0.2875 on Call Settlement Date.
Total Payment (per $10.00 Security):		$10.575 (5.75% total return on the Securities)

Because the closing price of the underlying equity is equal to or greater than the Initial Price on the third Observation Date, the Securities are called on the third Observation Date. The Issuer will pay you on the Call Settlement Date $10.2875 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the third Observation Date. No further payments will be made on the Securities.

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first Observation Date, the Issuer will pay the contingent coupon payment of $0.2875 on the first Coupon Payment Date. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second Observation Date, the Issuer will not pay any contingent coupon payment on the Coupon Payment Date following the second Observation Date.

FWP-10

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$69.00	Closing price of underlying equity below Initial Price, Securities NOT called; above Coupon Barrier, Issuer pays contingent coupon payment of $0.2875 on first Coupon Payment Date.
Second Observation Date	$53.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	$62.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.
Fourth Observation Date	$49.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on fourth Coupon Payment Date.
Fifth Observation Date	$60.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on fifth Coupon Payment Date.
Sixth Observation Date (the Final Valuation Date)	$75.00	Closing price of underlying equity below Initial Price, Securities NOT called; Final Price above Trigger Price and Coupon Barrier, Issuer repays principal plus pays contingent coupon payment of $0.2875 on Maturity Date.
Total Payment (per $10.00 Security):		$10.575 (5.75% total return on the Securities)

Because the closing price of the underlying equity was less than the Initial Price on each Observation Date, the Securities are not called. Because the Final Price is equal to or greater than the Trigger Price and Coupon Barrier, at maturity, the Issuer will pay you $10.2875 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the sixth Observation Date.

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first Observation Date, the Issuer will pay the contingent coupon payment of $0.2875 on the first Coupon Payment Date. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second, third, fourth and fifth Observation Dates, the Issuer will not pay any contingent coupon payment on the Coupon Payment Dates following such Observation Dates.

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$63.50	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on first Coupon Payment Date.
Second Observation Date	$53.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	$42.50	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.
Fourth Observation Date	$51.50	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on fourth Coupon Payment Date.
Fifth Observation Date	$60.00	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on fifth Coupon Payment Date.
Sixth Observation Date (the Final Valuation Date)	$38.25	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier and Trigger Price, Issuer DOES NOT pay contingent coupon payment on Maturity Date, and Barclays Bank PLC will repay less than the principal amount resulting in a loss proportionate to the decline of the underlying equity.
Total Payment (per $10.00 Security):		$4.50 (a 55.00% loss on the Securities)

Because the closing price of the underlying equity is less than the Initial Price on each Observation Date, the Securities are not called. Because the Final Price is less than the Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of the underlying equity is less than the Coupon Barrier on each Observation Date, the Issuer will not pay any contingent coupon payments over the term of the Securities.

FWP-11

What are the material tax consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under "Certain U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement. Except as noted under "Non-U.S. Holders" below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities). In addition, this discussion does not apply to you if you purchase your Securities for less than the principal amount of the Securities.

The U.S. federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a contingent income-bearing executory contract with respect to the applicable underlying equity.

If your Securities are properly treated as a contingent income-bearing executory contract, it would be reasonable (i) to treat any contingent coupon payments you receive on the Securities as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a contingent coupon payment) and your basis in the Securities for U.S. federal income tax purposes. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, redemption or maturity of your Securities may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE SECURITIES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Securities over their term based on the comparable yield and projected payment schedule for the Securities and pay tax accordingly, even though these amounts may exceed the contingent coupon payments (if any) that are made on the Securities. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Securities would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Securities would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Securities could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the applicable underlying equity that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

In addition, it is possible that (i) you should not include the contingent coupon payments (if any) in income as you receive them and instead you should reduce your basis in your Securities by the amount of the contingent coupon payments that you receive; (ii) you should not include the contingent coupon payments (if any) in income as you receive them and instead, upon the sale, redemption or maturity of your Securities, you should recognize short-term capital gain or loss in an amount equal to the difference between (a) the amount of the contingent coupon payments made to you over the term of the Securities (including any contingent coupon payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the contingent coupon payments to be made on the Securities) and (b) the excess (if any) of (1) the amount you paid for your Securities over (2) the amount of cash you receive upon sale, redemption or maturity (excluding any contingent coupon payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the contingent coupon payments to be made on the Securities); or (iii) if a contingent coupon payment is made at redemption or maturity, such contingent coupon payment should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at such time.

Furthermore, it is also possible that the Securities could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the Securities were treated as notional principal contracts, you could be required to accrue income over the term of your Securities in respect of the loan component (which may exceed the contingent coupon payments, if any, that are made on the Securities), and any gain or loss that you recognize upon the maturity of your Securities would likely be treated as ordinary income or loss.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading "Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts" in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in "Key Risks—Taxes", in this free writing prospectus.

FWP-12

Medicare Tax. As discussed under "Certain U.S. Federal Income Tax Considerations—Medicare Tax" in the accompanying prospectus supplement, certain U.S. holders will be subject to a 3.8% Medicare tax on their "net investment income" if their modified adjusted gross income for the taxable year is over a certain threshold. Net investment income will include any gain that a U.S. holder recognizes upon the sale, redemption or maturity of the Securities, unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). It is not clear, however, whether the Medicare tax would apply to any contingent coupon payments that you receive on the Securities, unless such contingent coupon payments are derived in the ordinary course of the conduct of a trade or business (in which case the contingent coupon payments should be treated as net investment income if they are derived in a trade or business that consists of certain trading or passive activities and should otherwise not be treated as net investment income). Accordingly, U.S. holders that do not hold the Securities in the ordinary conduct of a trade or business should consult their tax advisors regarding the application of the Medicare tax to the contingent coupon payments.

"Specified Foreign Financial Asset" Reporting. Under legislation enacted in 2010, owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. Barclays currently does not withhold on coupon payments to non-U.S. holders in respect of instruments such as the Securities. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any contingent coupon payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any contingent coupon payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading "Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding " in the accompanying prospectus supplement.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Securities, to the extent attributable to U.S. source dividends, as a "dividend equivalent" payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Securities when these regulations are finalized.

Information about the Underlying Equity

Included in the following pages is a brief description of the underlying issuers of each of the underlying equities. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. We obtained the closing price information set forth below from Bloomberg Professional® service ("Bloomberg") without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: "Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information". Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.go v. Information filed with the SEC by the issuer of the underlying equity can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

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Transocean Ltd.

According to publicly available information, Transocean Ltd. (the "Company") is an international provider of offshore contract drilling services for oil and gas wells. The Company specializes in technically demanding regions of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services. The Company's primary business is to contract its drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells. The Company also provides oil and gas drilling management services on either a dayrate basis or a completed-project, fixed price or turnkey basis, as well as drilling engineering and drilling project management services. Transocean Ltd. is a Swiss corporation.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 000-53533, or its CIK Code: 0001451505. The Company's common stock is listed on the New York Stock Exchange under the ticker symbol "RIG".

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the underlying equity on June 17, 2013 was $49.65. The actual Initial Price will be the closing price of the underlying equity on the Trade Date. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008		$145.95	$121.14	$135.20
4/1/2008	6/30/2008		$161.40	$136.50	$152.39
7/1/2008	9/30/2008		$152.17	$107.26	$109.84
10/1/2008	12/31/2008		$106.10	$42.24	$47.25
1/2/2009	3/31/2009		$64.87	$46.39	$58.84
4/1/2009	6/30/2009		$84.65	$59.32	$74.29
7/1/2009	9/30/2009		$87.11	$67.31	$85.53
10/1/2009	12/31/2009		$92.75	$79.15	$82.80
1/1/2010	3/31/2010		$93.02	$79.24	$86.38
4/1/2010	6/30/2010		$92.03	$42.58	$46.33
7/1/2010	9/30/2010		$65.13	$45.26	$64.29
10/1/2010	12/31/2010		$72.80	$61.91	$69.51
1/3/2011	3/31/2011		$85.47	$69.44	$77.95
4/1/2011	6/30/2011		$80.99	$59.81	$64.56
7/1/2011	9/30/2011		$65.05	$47.74	$47.74
10/1/2011	12/30/2011		$59.99	$38.39	$38.39
1/2/2012	3/30/2012		$58.70	$38.97	$54.70
4/1/2012	6/29/2012		$55.21	$40.17	$44.73
7/1/2012	9/28/2012		$50.11	$43.30	$44.89
10/1/2012	12/31/2012		$49.35	$44.20	$44.65
1/2/2013	3/28/2013		$59.30	$46.24	$51.96
4/1/2013	6/17/2013	*	$55.26	$48.00	$49.65

*	As of the date of this free writing prospectus information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 17, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the second quarter of 2013.

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The graph below illustrates the performance of the underlying equity from January 2, 2008 to June 17, 2013. The dotted line represents a hypothetical Coupon Barrier and Trigger Price of $37.24, which is equal to 75% of the closing price on June 17, 2013. The actual Coupon Barrier and Trigger Price will be based on the closing price of the underlying equity on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

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Cummins Inc.

According to publicly available information, Cummins Inc. (the "Company") designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products, including filtration, aftertreatment, turbochargers, fuel systems, controls systems, air handling systems and electric power generation systems. The Company sells its products to original equipment manufacturers, distributors and other customers worldwide. The Company serves its customers through a network of more than 600 company-owned and independent distributor locations and more than 6,500 dealer locations in more than 190 countries and territories.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-4949, or its CIK Code: 0000026172. The Company's common stock is listed on the New York Stock Exchange under the ticker symbol "CMI".

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the underlying equity on June 17, 2013 was $116.06. The actual Initial Price will be the closing price of the underlying equity on the Trade Date. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008		$62.88	$42.62	$46.82
4/1/2008	6/30/2008		$73.87	$47.46	$65.52
7/1/2008	9/30/2008		$73.22	$41.69	$43.72
10/1/2008	12/31/2008		$42.77	$17.78	$26.73
1/2/2009	3/31/2009		$31.61	$18.45	$25.45
4/1/2009	6/30/2009		$36.45	$26.35	$35.21
7/1/2009	9/30/2009		$48.49	$32.08	$44.81
10/1/2009	12/31/2009		$50.55	$42.54	$45.86
1/1/2010	3/31/2010		$63.08	$45.16	$61.95
4/1/2010	6/30/2010		$75.79	$62.34	$65.13
7/1/2010	9/30/2010		$91.30	$63.57	$90.58
10/1/2010	12/31/2010		$111.25	$88.10	$110.01
1/3/2011	3/31/2011		$113.85	$97.55	$109.62
4/1/2011	6/30/2011		$120.18	$92.44	$103.49
7/1/2011	9/30/2011		$110.82	$79.91	$81.66
10/1/2011	12/30/2011		$103.39	$81.01	$88.02
1/2/2012	3/30/2012		$128.00	$91.05	$120.04
4/1/2012	6/29/2012		$121.71	$89.65	$96.91
7/1/2012	9/28/2012		$103.19	$83.53	$92.21
10/1/2012	12/31/2012		$108.67	$86.49	$108.35
1/2/2013	3/28/2013		$120.38	$110.59	$115.81
4/1/2013	6/17/2013	*	$119.63	$103.66	$116.06

*	As of the date of this free writing prospectus information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 17, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the second quarter of 2013.

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The graph below illustrates the performance of the underlying equity from January 2, 2008 to June 17, 2013. The dotted line represents a hypothetical Coupon Barrier and Trigger Price of $87.05, which is equal to 75% of the closing price on June 17, 2013. The actual Coupon Barrier and Trigger Price will be based on the closing price of the underlying equity on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the "Agents", and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

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